Press Release #201714	FOR IMMEDIATE RELEASE	May 10, 2017

Enertopia Moves Closer to Battery Grade Lithium

Vancouver, BC—Enertopia Corporation (ENRT-OTCQB) (TOP-CSE) (the "Company" or "Enertopia") is excited to provide an update as we approach our first anniversary in the Lithium sector.

Corporate Update:

One year ago we announced our endeavour with our team to come up with a solution in the recovery of battery grade Lithium Carbonate by the utilization of advanced technologies in renewable energy, water filtration and associated technologies.

Over the course of the past couple of months we have announced results of our first series of Lithium recovery and Lithium Carbonate purity bench tests with our technology partner Genesis Water Technologies (GWT). These test findings are currently being incorporated into the procedures for the next fully funded second series of bench tests that will be of a much larger scale and scope as we move forward on our path to achieving battery grade Lithium Carbonate.

Our primary focus is on perfecting technologies to produce battery grade Lithium Carbonate / Hydroxide. We realize having our own source of raw lithium would allow us the highest potential profit margin. Our team has been working relentlessly in analyzing real time data over the past year on the mineral exploration and development possibilities.

Based on the exploration, development and geopolitical data acquired to date. Enertopia has been able to quantify the probability of success in certain geologic and geographic locations which we mentioned in our May 8, 2017 press release.

We are excited about our findings and to bring these to fruition by deploying the necessary capital to potential acquisitions to achieve success and to increase shareholder value.

Lithium Market Update:

The accelerating pace of technological change on multiple fronts, fabrication, robots, and materials continues to support the demand growth for Lithium and the rapidly growing use of Lithium batteries in Electric Vehicles (EV’s), which is the largest driver of Lithium demand. Below are just two examples in the past week alone of how changing technology is driving down the cost and increasing the range of EV’s, making them more competitive with Internal Combustion Engines (ICE’s) and in the coming decade likely at parity or cheaper than ICE’s.

On May 2, 2017 Elon Musk CEO of Tesla was quoted as saying “I may be completely delusional.” When an analyst asked Musk to update his bold statement in an earnings call, the CEO said it would “heavily involve Tesla going at the machine that builds the machine.” “Which involves, by the way, a tremendous amount of software,” he explained. “This is not just a bunch of robots that are sitting there. It’s programming of the robots and how they interact. And it’s far more complex than the software in the car.”

The company said Tuesday that manufacturing machines, presumably with Tesla’s special-sauce software, are being installed in the facility, which Musk has said will exceed previous global lithium-ion battery production.

Full story at http://www.marketwatch.com/story/elon-musk-robot-software-will-make-tesla-worth-as-much-as-apple-2017-05-04

On May 2, 2017 a German consortium group announced their lithium battery project named the EMBATT using Nano technology and thin film processing will be ready by 2020 for in vehicle tests to verify the lab results that the batteries could provide a range of over 600 miles on one charge.

Full story at https://www.fraunhofer.de/en/press/research-news/2017/may/1000-km-range-thanks-to-a-new-battery-concept.html

Over the past year the technology for Lithium batteries, EV’s, Autonomous vehicles and other associated technologies continues to converge and strengthen these growing sectors into one singularity for innovation and change in our transportation sector.

“The Company thanks its shareholders for their shared vision as it moves forward on its path to achieving ultimate success of being a low cost technology provider and producer in the Lithium sector,” said Robert McAllister, President.

About Enertopia

Enertopia is concurrently working with water purification technology partner GWT using patent pending technology that is believed able to recover Lithium from brine solutions. The companies are currently in the planning phase for a much larger and expanded phase two of bench tests with the goal or achieving battery grade Lithium Carbonate. This is expected to result in the buildout of a pilot plant after achieving battery grade Li2CO3 purity results.

Enertopia’s shares are listed for trading in Canada with symbol TOP and are quoted in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. Forward-looking statements include, but are not limited to, ongoing carbonate purity bench tests with GWT, findings from such tests and the incorporation into procedures for a fully funded second series of bench tests that will be much larger, and other statements regarding project development, acquisition and financing programs, capital and operating expenditures, future revenue or capital growth estimates, availability of future financing and future plans and objectives of Enertopia. The Company makes such forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.